Exhibit 10.21

USA COMPRESSION PARTNERS, LP

AMENDED AND RESTATED ANNUAL CASH INCENTIVE PLAN

1.          Purpose. The purpose of this Plan is to motivate management personnel (at or above director level) plus other selected key salaried personnel who perform services for the Partnership and/or its affiliates and subsidiaries to earn annual cash awards through the achievement of performance and target goals.

2.          Definitions. As used in this Plan, the following terms shall have the meanings herein specified:

2.1               Actual Results means the amount of Adjusted EBITDA, Distributable Cash Flow, Leverage Ratio, Safety Target or other applicable measure specified for the Budget Target(s) for a Plan Year actually achieved for such Plan Year as determined by the Partnership following the end of such Plan Year.

2.2               Adjusted EBITDA means the definition of Adjusted EBITDA as provided in the Partnership’s Annual Report on Form 10-K for the Plan Year.

2.3               Annual Bonus means the cash bonus paid to an Eligible Employee for the Plan Year.

2.4               Annual Target Bonus means, for an Eligible Employee, a percentage of such Eligible Employee’s Eligible Earnings, and shall be dependent on a number of factors which may include but are not limited to an employee’s position title, job responsibilities, and reporting level within the Company. For each Eligible Employee who also maintains an employment agreement with the Company (or its subsidiary), their Annual Target Bonus will be governed both by the Plan and their respective employment agreement.

2.5               Annual Target Bonus Pool means, for a Plan Year, the Annual Target Bonus of the Eligible Employees of the Company, collectively, for that Plan Year.

2.6               Board means the Board of Directors of the Company.

2.7               Bonus Pool Payout Factor means the multiplier factor applied to the Annual Target Bonus Pool to determine the Funded Bonus Pool for the applicable Plan Year. The payout is determined by the comparison of the Budget Target(s) for the Plan Year to Actual Results. General guidelines for the Budget Target and the Bonus Pool Payout Factor associated with such Budget Target for a Plan Year are set forth below, but each are subject to the sole discretion of the Compensation Committee. The Bonus Pool Payout Factor for purposes of the Plan shall be adjusted each Plan Year based on the specific allocation of Annual Target Bonus Pools to each of the specified Budget Target(s). Such allocations of each Budget Target to the total Annual Bonus Pool shall be determined on an annual basis by the Compensation Committee. The Adjusted EBITDA Budget Target shall comprise 30% of the total Annual Target Bonus Pool, the Distributable Cash Flow Budget Target shall comprise 30% of the total Annual Target Bonus Pool, the Leverage Ratio Budget Target shall comprise 30% of the total Annual Target Bonus Pool, the Safety Target shall comprise the remaining 10% of the total Annual Target Bonus Pool. While the Funded Bonus Pool will reflect an aggregation of performance under each Bonus Pool Payout Factor the performance of Adjusted EBITDA Budget Target shall drive calculation of the Bonus Pool, as no other targets shall be considered unless the Adjusted EBITDA Budget Target results is at least 80% of its Budget Target.

Adjusted EBITDA Budget Target Payout Factor Guidelines - 30%

% of Budget Target	Bonus Pool Payout Factor
>=110.0	1.20x
109.9 – 105.0	1.10x
104.9 – 95.0	1.00x
94.9 – 90.0	.90x
89.9 – 80.0	.75x
< 80.0	.0x

Distributable Cash Flow Budget Target Payout Factor Guidelines – 30%

% of Budget Target	Bonus Pool Payout Factor
>=110.0	1.20x
109.9 – 105.0	1.10x
104.9 – 95.0	1.00x
94.9 – 90.0	.90x
89.9 – 80.0	.75x
< 80.0	.0x

Leverage Ratio Budget Target Payout Factor Guidelines – 30%

Range within Budget Target	Bonus Pool Payout Factor
More than 0.250 below Budget Target	1.20x
0.250 – 0.125 below	1.10x
0.124 below – 0.125 above	1.00x
0.126 – 0.375 above	.70x
0.376 – 0.500 above	.50x
>0.500 above	.0x

Safety Budget Target Payout Factor Guidelines – 10%

% of Target	Bonus Pool Payout Factor
<100%	1.00x
100% - 105%	.90x
105.1% - 110%	.80x
110.1% - 115%	.70x
115.1% - 125%	.60x
>125%	.0x

2.8               Budget Target means the specific amount of Adjusted EBITDA, Distributable Cash Flow, Leverage Ratio, Safety Target and/or other measure(s) established by the Compensation Committee for the Company for a Plan Year.

2.9               Company means USA Compression GP, LLC, a Delaware limited liability company. The term “Company” shall include any successor to USA Compression GP, LLC, any subsidiary of USA Compression GP, LLC, or affiliate thereof that has adopted the Plan, or any entity succeeding to the business of USA Compression GP, LLC, or any subsidiary or affiliate, by merger, consolidation, liquidation, or purchase of assets or equity, or similar transaction.

2.10             Compensation Committee means the Compensation Committee of the Company’s Board.

2.11             Distributable Cash Flow means the definition of Distributable Cash Flow as provided in the Partnership’s Annual Report on Form 10-K for the Plan Year.

2.12             Eligible Earnings means the aggregate regular earnings received by an Eligible Employee during the Plan Year. For the avoidance of doubt, neither distribution payments or distribution equivalent payments on any Partnership phantom or common units nor any other bonus or sign-on payments received by an Eligible Employee during the Plan Year shall be included in the calculation of Eligible Earnings for an Eligible Employee.

2.13             Eligible Employee has the meaning set forth in Section 4 below.

2.14             Funded Bonus Pool means the Annual Target Bonus Pool for a Plan Year multiplied by the applicable Bonus Pool Payout Factor for such Plan Year. The establishment and amount of a Funded Bonus Pool is 100% discretionary and subject to the final approval of and/or adjustment by the Compensation Committee.

2.15             Leverage Ratio has the meaning assigned to such term in the Partnership’s revolving credit facility as of the first day of any given Plan Year; provided,  that, for the purposes of calculating the Leverage Ratio for this Plan, EBITDA, as defined in the Partnership’s revolving credit facility, attributable to the full Plan Year shall be used in lieu of any other time period.

2.16             Partnership means USA Compression Partners, LP, a Delaware master limited partnership.

2.17             Person means an individual, corporation, limited liability company, partnership, joint venture, trust, unincorporated organization, association, government agency or political subdivision thereof or other entity.

2.18             Plan means the Partnership’s Amended and Restated Annual Bonus Plan as set forth herein, as the same may be amended from time to time.

2.19             Plan Year means the performance (calendar) year for the measurement and determination of the Budget Target and the calculation of Actual Results. Unless otherwise determined by the Compensation Committee, each Plan Year shall be the one year period commencing on January 1 and ending on December 31 of the calendar year.

2.20             Safety Target means the Total Incident Recordable Rate (TRIR) as calculated by the U.S. Occupational Safety and Health Administration for the Plan Year.

3.          Plan Guidelines and Administration. The administration of the Plan and any potential Annual Bonus awarded pursuant to the Plan are subject to the sole determination and discretion of the Compensation Committee. The Compensation Committee will review the Partnership’s performance results for the designated Plan Year, the Budget Target and Bonus Pool Payout Factor for each Plan Year and thereafter will determine, in consultation with the Company’s Chief Executive Officer, whether or not and to what extent to approve the Funded Bonus Pool under the Plan.

The Compensation Committee may delegate the responsibility for the administration and operation of the Plan to the Chief Executive Officer of the Company or his/her designee(s). The Compensation Committee or the person(s) to which administrative authority has been delegated (the Committee or such person referred to as the “Plan Administrator”) shall have the authority to interpret and construe any and all provisions of the Plan, including the establishment for any designated Plan Year or from time to time any Budget Targets, Budget Target guidelines, Bonus Pool Payout Factors and/or such other economic or performance factors as the Plan Administrator shall determine and whether and to what extent any such targets, guidelines or factors has been achieved. Any determination made by the Plan Administrator shall be final and conclusive and binding on all persons.

4.          Eligible Employees. Subject to the discretion of the Compensation Committee and such other criteria as may be established by the Compensation Committee in general or for a particular Plan Year, management personnel (at or above director level) plus other selected key salaried personnel of the Company providing services to the Partnership and its subsidiaries are eligible to participate in the Annual Target Bonus Pool for a Plan Year. No Eligible Employee shall be entitled to receive an Annual Bonus for a Plan Year unless he or she is actively employed by the Company on the date the Annual Bonus for such Plan Year is paid by the Company even if such payment date is after the Plan Year.

Notwithstanding the foregoing, in the event of an Eligible Employee’s Disability (as such term is defined by the Partnership’s 2013 Long-Term Incentive Plan, as amended) or death after the completion of a Plan Year but prior to the payment of the Annual Bonus, such Eligible Employee or his/her estate, as applicable shall be eligible to receive such Eligible Employee’s Annual Bonus. Additionally, in a situation where an Eligible Employee is displaced as a result of a transaction and such transaction closes on or after December 31 of the Plan Year but prior to payment of the Annual Bonus, such Eligible Employee will be able to receive a bonus award even though he/she is not employed on the date of payment of the Annual Bonus.

Employees of Energy Transfer LP and its subsidiaries (other than the Company, the Partnership and their respective subsidiaries) and Sunoco GP LLC and its subsidiaries shall participate in the Amended and Restated Energy Transfer LP Annual Bonus Plan and the Sunoco GP LLC Annual Cash Incentive Plan, respectively and shall not be eligible to participate under this Plan.

5.          Annual Bonus Payments for Eligible Employees. As soon as reasonably practicable following the end of the Plan Year, management of the Company will determine the Annual Target Bonus for each Eligible Employee. The Funded Bonus Pool from which Annual Bonuses are paid to Eligible Employees shall equal (a) the aggregate of the Annual Target Bonuses of all Eligible Employees multiplied by (b) the Bonus Pool Payout Factor for such Plan Year, as determined by the Compensation Committee after review of the performance results for the Plan year. The amount of the Annual Bonus for an Eligible Employee from the Funded Bonus Pool shall be determined in management’s sole discretion and shall be based on a number of factors including an employee’s performance, length of employment and such other factors as may be determined by management in its sole discretion, which factors may not be the same for all Eligible Employees. Notwithstanding the foregoing, the Compensation Committee shall make determination of the Annual Bonus of all of the Company’s named executive officers and such other executive officers as may be determined from time to time. The Annual Bonus, if any, shall be paid within one week following delivery by the Partnership’s independent auditor of the audit of the Partnership’s financial statements for the Plan Year in which the Annual Bonus relates, but in no case later than March 15 of the year following the Plan Year in which the Annual Bonus relates.

In no event, shall the aggregate amount of the Annual Bonus payments for the Plan Year exceed, in total, the Funded Bonus Pool for such Plan Year. Notwithstanding any provision herein, funds allocated under this Plan for distribution to Eligible Employees is 100% discretionary.

6.          Amendment and Termination. The Compensation Committee, at its sole discretion, may, without prior notice to or consent of any Eligible Employees, amend the Plan or terminate the Plan at any time and at all times.

7.          Indemnification. Neither the Company, any participating affiliate, nor the Board, or the Compensation Committee, of the Company or any participating affiliate, nor any officer or employee of the Company or any participating affiliate shall be liable for any act, omission, interpretation, construction or determination made in connection with the Plan in good faith; and the members of the Company’s Board, the Compensation Committee and/or management of the Company shall be entitled to indemnification and reimbursement by the Company to the maximum extent permitted by law in respect of any claim, loss, damage or expense (including counsel’s fees) arising from their acts, omission and conduct in their official capacity with respect to the Plan.

8.         General provisions.

8.1              Non-Guarantee of Employment or Participation in the Plan. Nothing contained in this Plan shall be construed as a contract of employment between the Company, the Partnership and/or any of its affiliates and any employee of the Company or any of its affiliates, and nothing in this Plan shall confer upon any employee, including an Eligible Employee, any right to continued employment with the Company and/or its affiliate, or interfere with the right of the Company, the Partnership and/or its affiliate to terminate the employment, with or without cause, of an employee, including an Eligible Employee. Nothing in this Plan shall give any employee any right to participate in the Plan and/or to receive an Annual Bonus with respect to any Plan Year. Notwithstanding the foregoing, for each Eligible Employee who also maintains an employment agreement with the Company (or its subsidiary), their Annual Target Bonus and participation in the Plan will be governed both by the Plan and their respective employment agreement.

8.2              Interests Not Transferable. No right, interest or benefit under the Plan shall be subject in any manner to alienation, sale, transfer, assignment, pledge, attachment or other legal process, or encumbrance of any kind, and any attempt to do so shall be void.

8.3              Controlling Law. To the extent not superseded by federal law, the law of the State of Texas, without regard to the conflicts of laws provisions thereunder, shall be controlling in all matters relating to the Plan.

8.4              Severability. If any Plan provision or any Annual Bonus award hereunder is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any person or award, or would disqualify the Plan or any award under the law deemed applicable by the Compensation Committee, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Compensation Committee, materially altering the intent of the Plan or the award, such provision shall be stricken as to such jurisdiction, person or award and the remainder of the Plan and any such award shall remain in full force and effect.

8.5              No Trust or Fund Created. Neither the Plan nor any award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company and its affiliates and an employee, including an Eligible Employee or any other person. The Plan shall constitute an unfunded mechanism for the Company to pay bonus compensation to participants from its general assets. No participant shall have any security or other interest in the assets of the Company.

8.6              Headings. Headings are given to the sections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision of it.

8.7              Tax Withholding. The Company and/or any participating affiliate will deduct from any payment otherwise due under this Plan to a Participant (or beneficiary) amounts required by law to be withheld for purposes of federal, state or local taxes.

8.8              Off-set. The Company reserves the right to withhold any or all portions of an award or to reduce an award to a participant up to an amount equal to any amount the participant owes to the Company or any of its affiliates.

8.9              Effective Date. This Plan is effective for the Plan Year commencing on January 1, 2019.